GERMAN AMERICAN BANCORP
                     COMPUTATION OF EARNINGS PER SHARE (1)

                                                          1995                                             1994
                                             FULLY                                            FULLY
                                            PRIMARY              DILUTED                    PRIMARY               DILUTED
AVERAGE SHARES:
  Outstanding Common
    Shares                                   1,825,641             1,825,641                 1,825,059            1,825,059
  Common Stock
    Equivalents:
     Stock Options (2)                          20,822                20,822                    23,415               23,415
Assumed Repurchase
  of Shares                                    (15,429)              (14,706)                 (16,913 )            (16,367)

Average Common and
  Common Equivalent
  Shares Outstanding                         1,831,034             1,831,757                 1,831,561            1,832,107

Net Income in
  Thousands:
    Before Cumulative
      Effect of
      Accounting Change                         $4,018                $4,018                    $3,474               $3,474
Accounting Change                                    0                     0                         0                    0
Net Income                                      $4,018                $4,018                    $3,474               $3,474

Earnings Per Share: (3)
  Before Cumulative
    Effect of Accounting
    Change                                       $2.20                 $2.20                     $1.90                $1.90
Accounting Change                                 0.00                  0.00                      0.00                 0.00
Net Income                                       $2.20                 $2.20                     $1.90                $1.90

                                                          1993
                                             FULLY
                                            PRIMARY              DILUTED
AVERAGE SHARES:
  Outstanding Common
    Shares                                   1,825,053             1,825,053
  Common Stock
    Equivalents:
     Stock Options (2)                          26,775                26,775
Assumed Repurchase
  of Shares                                    (21,168)              (18,946)

Average Common and
  Common Equivalent
  Shares Outstanding                         1,830,660             1,832,882

Net Income in
  Thousands:
    Before Cumulative
      Effect of
      Accounting Change                         $2,782                $2,782
Accounting Change                                  150                   150
Net Income                                      $2,932                $2,932

Earnings Per Share: (3)
  Before Cumulative
    Effect of Accounting
    Change                                       $1.53                 $1.52
Accounting Change                                 0.08                  0.08
   Net Income                                    $1.61                 $1.60





(1) Average outstanding common shares and net income have been restated for all periods presented to reflect acquisitions made under the pooling of interests method and to reflect a three-for-two stock split effected in the form of a 50% stock dividend in 1993 and a 5% stock dividend in December, 1995.

(2) Stock options of 3,497 and 2,186 have been excluded from the above calculations as they were anti-dilutive at December 31, 1994 and 1995, respectively.

(3) Stock options are not materially dilutive and have been excluded from earnings per share reflected in the consolidated statements of income.